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                                                                    Exhibit 3(i)


                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             BANK MUTUAL CORPORATION

These Restated Articles of Incorporation ("Articles") of Bank Mutual Corporation, a corporation incorporated under Chapter 180 of the Wisconsin Statutes, the Wisconsin Business Corporation Law, supersede and take the place of the existing Articles of Incorporation and all prior amendments thereto.

                                 ARTICLE I. NAME

The name of the corporation is BANK MUTUAL CORPORATION.

                               ARTICLE II. PURPOSE

The corporation is organized for the purposes of (1) acting as a bank holding company, savings bank or savings association holding company and/or financial holding company and (2) engaging in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law.

                    ARTICLE III. DESCRIPTION OF CAPITAL STOCK

A.  Authorized Number and Classes of Shares

    The aggregate number of shares which the corporation shall have authority to issue is Two Hundred Twenty Million (220,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of Common Stock of the par value of One Cent ($.01) per share (hereinafter called the "Common Stock") and Twenty Million (20,000,000) shares of Preferred Stock of the par value of One Cent ($.01) per share (hereinafter called the "Preferred Stock").

B.  Common Stock Provisions

    (1) Dividends. Subject to any rights of holders of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time from any funds, property or shares legally available therefor.

    (2) Voting Rights. Subject to any rights of holders of Preferred Stock to vote on a matter as a class or series, and subject to the other provisions of these Articles of Incorporation and of Wisconsin law, each outstanding share of Common Stock

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         shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock at a meeting of Shareholders.

    (3) Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the corporation, the holders of Common Stock, subject to any rights of holders of Preferred Stock, shall be entitled to receive the net balance of any remaining assets of the corporation.

    (4) No Preemptive Rights. No holder of Common Stock shall be entitled as such, as a matter of right, to subscribe for or purchase or receive any part of any new or additional issue of stock, or securities convertible into stock, of any class whatever, whether now or hereafter authorized, or whether issued for cash, property or services, by way of dividend, or in exchange for the stock of another corporation.

C.  Preferred Stock Provisions

    The Board of Directors shall have authority to divide the Preferred Stock into series, to issue shares of any such series and, within the limitations set forth in these Articles of Incorporation or prescribed by law, to fix and determine the relative rights and preferences of the shares of any series so established. Each such series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of Preferred Stock shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

    (1)  The rate of dividend;

    (2) The price at and the terms and conditions on which shares may be redeemed;

    (3) The amount payable upon shares in the event of voluntary or involuntary liquidation of the corporation;

    (4)  Sinking fund provisions for the redemption or purchase of shares;

    (5) The terms and conditions on which shares may be converted, if shares are issued with the privilege of conversion;

    (6)  Voting rights, if any; and

    (7) Any other rights or preferences as to which the laws of the State of Wisconsin, as in effect at the time of the determination thereof, permit variations between different series of Preferred Stock.

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    Shares of Preferred Stock shall have only such voting rights, if any, preemptive rights, if any, and other rights as are fixed and determined by the Board of Directors in accordance with the foregoing provisions or as may be required by law.

D.  Certain Other Provisions Affecting Shareholders

    (1)  Restriction on Certain Purchases of Common Stock at Market Premium

         The corporation shall not purchase any shares of Common Stock from any person or other entity if more than 5% of the outstanding shares of Common Stock are believed by the Board of Directors to be Beneficially Owned by such person or other entity at the time the purchase is authorized by the Board, at a price exceeding significantly (as determined by the Board of Directors) the then current market price. This provision shall not apply, however, to (i) any purchase of shares believed by the Board to have been Beneficially Owned by the seller, or by the seller and any of the seller's Affiliates consecutively, for at least the two-year period ending with the date of purchase; (ii) any purchase of shares which has been approved by affirmative vote by a majority of the aggregate number of votes which the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast, voting together as a class, in the election of directors; or
         (iii) any purchase pursuant to a tender offer to all holders of Common Stock on the same terms.

    (2)  Bylaw Provisions Fixing Greater Voting Requirements

         The Bylaws may require a greater Shareholder vote than would otherwise be required by law or by these Articles for: (i) removal of a director from office; or (ii) amending provisions of the Bylaws relating to or in connection with taking action by the unanimous consent of Shareholders without a meeting; the number, term, qualification, classification and election of directors; the removal of a director from office; notice for shareholders' meetings; indemnification of officers, directors and other persons by the corporation; or Bylaw amendments. For purposes of Sections 180.1021 and 180.1706(4) of the Wisconsin Statutes, each section of the Bylaws shall be deemed to be a separate bylaw.

    (3)  Five Year Restriction on Voting Rights

         (a) Notwithstanding any other provision of these Articles, until August 31, 2008, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit, except that such restriction and all restrictions set forth in this subsection (3) shall not apply

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               to any tax qualified employee stock benefit plan established by the corporation, which shall be able to vote in respect to shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such person owning shares in excess of the Limit.

         (b) The Board of Directors shall have the power to construe and apply the provisions of this subsection and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of Common Stock beneficially owned by any person, (ii) whether a person is an Affiliate of another, (iii) whether a person has an agreement, arrangement, or understanding with another as to the definition of beneficial ownership, (iv) the application of any other definition or operative provision of the section to the given facts, or (v) any other matter relating to the applicability or effect of this subsection. Any constructions, applications, or determinations made by the Board of Directors pursuant to this section in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the corporation and its Shareholders.

         (c) The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) supply the corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit, (ii) any other factual matter relating to the applicability or effect of this section as may reasonably be requested of such person.

    (4)  The following definitions shall apply to this Article III, Section D.:

         (a) "Affiliate" with respect to any person or other entity, shall mean any other person or other entity that directly, or indirectly through one or more intermediary, controls, is controlled by, or is under common control with, such former person or other entity.

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         (b)   "Beneficially Owned" shall have the meaning provided in, and
               "beneficial ownership" shall be determined pursuant to, Rule 13d-3 promulgated by the US Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect on the date of the filing hereof.

         (c) A "person" shall include an individual, firm, a group acting in concert, a corporation, a partnership, a limited liability company, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, or any other group formed for the purpose of acquiring, holding or disposing of securities of any other entity.

    (5) In the event that any provision (or portion thereof) of this Section D. shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this subsection shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the corporation and its Shareholders that such remaining provision (or portion thereof) of this Section remain, to the fullest extent permitted by law, applicable and enforceable as to all Shareholders, including Shareholders owning an amount of stock over the Limit, notwithstanding any such finding.

                   ARTICLE IV. NUMBER AND CLASSES OF DIRECTORS

The Board of Directors shall consist of such number of directors as shall be fixed from time to time by or in the manner provided in the Bylaws. The Bylaws may provide that the directors shall be divided into three classes, with staggered terms in office, as contemplated in Section 180.0806 of the Wisconsin Statutes or any successor provision.

                         ARTICLE V. EMERGENCY PROVISIONS

The business and affairs of the corporation shall be managed by its Board of Directors, except as otherwise provided in this Article V after the occurrence and during the continuance of any Emergency. During any Emergency the provisions of this Article V shall apply to the maximum extent permitted by the Wisconsin Business Corporation Law, particularly Sections 180.0207 and 180.0303 thereof, or any successor provisions, as at the time in effect. The provisions of this
Article V shall control during any Emergency, notwithstanding any contrary provisions of these Articles or the Bylaws of the corporation.

As used in this Article V, "Emergency" means a catastrophic event that prevents a quorum of the Board of Directors from being readily assembled.

During any Emergency, the business and affairs of the corporation shall be managed by an interim Board of Directors consisting of so many of the incumbent directors, if any, as are known to be alive and not incapacitated, and whom the corporation is able to contact by normal means of communication, together with provisional directors selected as hereinafter provided. The total

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number of directors on such interim Board of Directors shall be the lesser of the number determined in or pursuant to the Bylaws, or the number of eligible persons who are known to be alive, are not incapacitated and can be readily contacted by the usual means of communication. The Board of Directors by resolution may from time to time designate a list of provisional directors and the order of priority in which such persons shall become interim directors in the event of Emergency, which designation shall continue in effect until such resolution has been subsequently amended or rescinded or has by its terms ceased to have effect. Interim directors need not be Shareholders of the corporation. In addition to the exercise, on a temporary basis, of all of the powers of the regular Board of Directors, the interim Board of Directors shall have the authority to declare vacancies in any positions of the regular Board of Directors in cases where any incumbent director is incapacitated or missing or otherwise unable to be contacted within a reasonable time, and to fill such vacancies, as well as any vacancy resulting from the death of a director, by electing replacements to the regular Board of Directors to serve until the next succeeding annual meeting of Shareholders.

When an Emergency has occurred, any director or provisional director named in any aforementioned resolution is empowered on behalf of the corporation to declare the provisions of this Article V to be in effect, and to call a meeting of either the regular or an interim Board of Directors on such notice, which may be shorter than the notice provided for in the Bylaws for special meetings of the Board of Directors, as such person may determine to be advisable. In the case of a meeting of the interim Board of Directors, reasonable efforts shall be made to give such notice to all persons who are or may be eligible to serve as interim directors. At the first meeting of any interim Board of Directors, three or more interim directors may act, notwithstanding any other quorum requirement provided by these Articles or the Bylaws of the corporation, and notwithstanding any failure of other interim directors to receive notice of the meeting. Prior to any initial meeting of the interim Board of Directors three or more interim directors, and thereafter a majority of the interim directors who are deemed to be serving as such, may take action as the Board of Directors by telephone meeting, written instrument or other means which reasonably evidences the assent to the action of a majority of such number of interim directors, in lieu of action at a meeting.

                      ARTICLE VI. ACQUISITION OF OWN SHARES

Subject to the provisions of subsection D.(1) of Article III of these Articles, the corporation is authorized to purchase, take, receive or otherwise acquire shares of Common Stock or Preferred Stock of the corporation, with the approval of the Board of Directors, with or without any vote or consent of Shareholders.

                     ARTICLE VII. AMENDMENTS TO THE ARTICLES

Any lawful amendment of these Articles may be made by affirmative vote by at least the proportion specified below of the aggregate number of votes which the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast on the amendment and, if the shares of one or more classes or series are entitled under these Articles of Incorporation or otherwise by law to vote thereon as a class, affirmative vote by the same

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proportion of the aggregate number of votes which the holders of the then outstanding shares of such one or more classes or series are entitled to cast on the amendment. The proportion referred to above in this Article VII shall be 66 2/3% in the case of any amendment of the provisions set forth in Section D. of Article III of these Articles, in this Article VII, and any amendment rendering inapplicable to the corporation Sections 180.1130 through 180.1134, Sections 1140 to 1144, and/or Section 180.1150 of the Wisconsin Business Corporation Law or any successor provisions. Such portion shall be a majority in all other cases.

                        ARTICLE VIII. EFFECT OF HEADINGS

The descriptive headings in these Articles are inserted herein for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

                     ARTICLE IX. REGISTERED OFFICE AND AGENT

The address of the registered office of the corporation is 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223 and the name of its registered agent at such address is Michael T. Crowley, Jr. The county of such registered office is Milwaukee County.

                                ARTICLE X. BYLAWS

The Board of Directors shall have the power to adopt, amend and repeal the Bylaws of the corporation to the maximum extent permitted from time to time by Wisconsin law, subject to the rights of the Shareholders to adopt, amend or repeal the Bylaws; provided, however, that Section 10.01(c) (or any successor provision) and the other provisions of the Bylaws referred to therein may be amended or repealed only by the affirmative vote of at least 66 2/3% of the aggregate number of votes which the holders of the then outstanding shares of Common Stock and Preferred Stock, voting together as a class, are entitled to cast in an election of directors.

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